EXHIBIT 23.1

CONSENT OF INDEPENDENT REGISTERED PUBLIC ACCOUNTING FIRM

We consent to the incorporation by reference in Registration Statements (Nos. 333-45476, 333-34719, 333-48889, 333-39403, 333-69688 and 333-135578) on Form S-8 of Giga-tronics Incorporated of our report dated May 19, 2011, June 19, 2012, as to the effects of the restatement discussed in Note 2 (which report expresses an unqualified opinion and includes an explanatory paragraph relating to the restatement discussed in Note 2), relating to our audit of the consolidated financial statements, which appears in the Annual Report on Form 10-K/A of Giga-tronics Incorporated for the year ended March 26, 2011.

/s/ Perry-Smith LLP

San Francisco, California
June 19, 2012